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Exhibit 1


                            for further information:  Dan Donovan
                                                     412-690-1370




       Consolidated Natural Gas Purchases One-Third Share of Western Australia Natural Gas Pipeline

     PITTSBURGH, March 3, 1998 -- Consolidated Natural Gas

Company and its partners announced today the acceptance of their

US$1.7 billion bid to own and operate a 925-mile natural gas pipeline being privatized by the Western Australia state

government.

     A CNG subsidiary, CNG International Corporation, will hold a

33.3 percent interest in the AlintaGas Dampier-to-Bunbury Natural

Gas Pipeline.  Other partners include El Paso Energy Corporation

(33.3 percent), AMP Asset Management (11.1 percent), Axiom Funds

Management (11.1 percent) and Hastings Funds Management (11.1 percent).

     The purchase is scheduled to close in April and is estimated to require a investment of $145 million by CNG.

     Dampier-to-Bunbury is a 24-inch, 550 million cubic feet a

day pipeline that brings gas supplies in from the northwest

portion of the state. It serves several industrial companies,

including Wesfarmers, Western Power, Alcoa Aluminum and Worsley

Aluminum, and plans are to double its capacity by the end of the year 2007.

      CNG and El Paso, a business unit of El Paso Energy

Corporation, also each own 30 percent of Epic Energy, which has two pipelines in southern and eastern Australia.  After the sale,

Epic will manage the Dampier-to-Bunbury pipeline.



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     CNG is one of the nation's largest producers, transporters,

distributors and marketers of natural gas, and offers a variety of energy marketing services throughout North America.  The

company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia,

New York and other states in the Northeast and Mid-Atlantic

regions.  CNG explores for and produces natural gas and oil in the United States and Canada, and makes selective investments abroad.



                              #####


This press release contains forward-looking statements. The company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 1998, and thereafter, include many factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties.






CNG's recent news releases are available 24 hours a day on the Internet, by fax machine, or by voice recording. On the
Internet, use CNG's web site: www.cng.com   For faxing, call 1-
800-758-5804 on a touch-tone phone and enter CNG's company extension, which is 203456. From a menu, you will then be able to select releases that will be faxed to you immediately without charge. For voice recordings, call 1-888-CNG-NEWS. This line is
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